EXHIBIT 2.1






	                     ACQUISITION AGREEMENT
	                           BETWEEN
	                      LOTUS PACIFIC, INC.
	                             AND
	                    TURBONET COMMUNICATIONS









	                        March 15, 1999





     THIS ACQUISITION AGREEMENT (this "Agreement") is entered into effective as of March 15, 1999, by and between Lotus Pacific, Inc. (hereinafter "LPFC") and Turbonet Communications (hereinafter "Turbonet"). Each of LPFC and Turbonet is also referred to as a "Party", collectively the "Parties".

	                          RECITALS

    WHEREAS, LPFC desires to acquire certain interest in Turbonet as defined herein;

     WHEREAS, LPFC agrees to issue to the existing shareholders of Turbonet eighty million U.S. dollars ($80,000,000) worth of common stock (hereinafter the "LPFC Shares");

    WHEREAS, LPFC agrees to provide Turbonet with twenty million U.S. dollars ($20,000,000) in cash as additional working capital based on Turbonet's financial needs (hereinafter the "Working Capital"); and

    WHEREAS, Turbonet desires to issue certain number of shares of common stock constituting eighty-one percent (81%) of its equity interest at the time of the closing.

    NOW, THEREFORE, in consideration of the premises and the mutual promises herein made and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Interest Acquired

LPFC will acquire eighty-one percent (81%) of the equity interest in Turbonet (hereinafter the "Turbonet Equity Interest").

2. Consideration

   a. In consideration of Turbonet's agreement to sell to LPFC the Turbonet Equity Interest, LPFC shall transfer to the existing shareholders of Turbonet certain number of shares of its common stock with a market value of eighty million U.S. dollars ($80,000,000), which shall be determined based on the average closing price of LPFC shares in the open market during the four (4) weeks immediately after the execution of this Agreement.

   b. As of the date hereof, Turbonet has four million eight hundred fifty thousand (4,850,000) shares of common stock issued and outstanding. In consideration of LPFC's transfer of LPFC Shares, Turbonet shall issue twenty million six hundred seventy-six thousand three hundred fifteen (20,676,315) shares (or such other number of shares) of its common stock constituting eighty-one percent (81%) of Turbonet's equity interest at the time of the closing (hereinafter the "Turbonet Shares").

3. Additional Working Capital

LPFC agrees to provide Turbonet with twenty million U.S. dollars ($20,000,000) in cash as additional working capital based on Turbonet's financial needs.

4. Restriction on LPFC Shares

The Parties understand that the LPFC Shares to be transferred to the existing shareholders of Turbonet are restricted as defined under the Securities Act of 1933 (the "1933 Act") as amended, the Securities Exchange Act of 1934 (the "1934 Act"), as amended, and other federal and state securities laws and regulations. As such, the share certificate(s) shall bear certain legend pursuant to the 1933 and 1934 Acts. The Parties agree that the LPFC Shares so transferred shall be prohibited from being sold, in whole or in part, and shall be held in trust by Mr. Hsing Chih Tuan, President of Turbonet acting as representative of its existing shareholders, until Turbonet's annual gross revenue shall have exceeded thirty million U.S. dollars ($30,000,000) with an annual (before-tax) net profit of not less than six million U.S. dollars ($6,000,000).

5. The Closing

The closing of the transactions contemplated by this Agreement (the "Closing") shall occur upon execution and delivery of this Agreement by the Parties together with all documents, instruments, and agreements referred to herein by the respective parties referred to in such documents, instruments, and agreements. The date on which the Closing occurs shall be referred to as the "Closing Date". The Closing shall occur at such location and at such time as the Parties shall mutually agree.

6. Turbonet's Obligations

   a. Currently, Turbonet is authorized to issue up to ten million (10,000,000) shares of common stock. Turbonet agrees to amend, or cause to be amended, its certificate of incorporation to increase the number of shares it is authorized to issue to thirty million (30,000,000) shares so as to consummate the transaction contemplated hereby;

   b. At the time of Closing, Turbonet shall deliver to LPFC a stock certificate or stock certificates representing and evidencing the Turbonet Shares, endorsed in blank or accompanied by duly executed assignment documents or stock powers sufficient to transfer good and marketable title to the Turbonet Shares to LPFC;

   c. Execute and deliver this Agreement and all other documents, instruments, and agreements referred to herein or contemplated hereby; and

   d. Provide LPFC with a list of individuals and entities specifying the respective numbers of shares to be transferred.

7. LPFC's Obligations

   a. At the time of Closing, LPFC shall deliver to Turbonet's Representative a stock certificate or stock certificates representing and evidencing the LPFC Shares, endorsed in blank or accompanied by duly executed assignment documents or stock powers sufficient to transfer good and marketable title to the LPFC Shares to the individuals and entities set forth in the list provided by Turbonet pursuant to Section 6.d. hereof;

   b. Execute and deliver this Agreement and all other documents, instruments, and agreements referred to herein or contemplated hereby; and

   c. LPFC shall provide Turbonet with twenty million U.S. dollars ($20,000,000) in cash as additional working capital based on Turbonet's financial needs.

8. Conditions Precedent

   a. LPFC's completion of satisfactory due diligence (which shall mean that LPFC has found nothing that varies substantially or materially with its understanding currently of the operations of Turbonet), which shall continue immediately and Turbonet agrees to cooperate with LPFC in all reasonable respects.

   b. Approval by the respective Parties' Boards of Directors and shareholders, if necessary; and

   c. The completion of any revisions and alterations which LPFC may deem advisable to the documentation evidencing the operations of Turbonet.

9. Regulatory Approval

The parties recognize that, in securing required regulatory approvals, they may be required to provide confirmation of the terms of this Agreement in form and substance satisfactory to regulatory authorities. It is not contemplated that copies of this Agreement will be provided to regulatory authorities. Rather, the Parties agree to cooperate in the preparation and execution of any agreements or confirmations necessary to secure regulatory approvals.

10. Representations and warranties of Turbonet

Turbonet hereby represents and warrants to LPFC that the statements contained in this Section 10 are correct and complete as of the Closing Date. Notwithstanding LPFC's due diligence investigation of Turbonet, LPFC may rely on the representations and warranties contained in this Section 10.

   a. Organization of Turbonet. Turbonet is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation;

   b. Authorization of Transaction. Turbonet has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

   c. Authority to Issue Additional Turbonet Shares. Currently, Turbonet is authorized to issue up to ten million (10,000,000) shares of common stock. Turbonet shall amend, or cause to be amended, its certificate of incorporation to increase the number of shares it is authorized to issue to thirty million (30,000,000) shares so as to consummate the transaction contemplated hereby.

   d. Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any governing law or other restrictions of any governmental authority to which Turbonet is subject, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, permit, governmental approval, certificate, instrument, or other arrangement to which he is a party or by which he is bound or to which any of his assets or properties is subject.

   e. Broker's Fees. Turbonet has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Turbonet could become liable or obligated.

   f. Disclosure. The representations and warranties contained in this Section 10 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 10 not misleading.

11. Representations and Warranties of LPFC. LPFC hereby represents and warrants to Turbonet that the statements contained in this Section 11 are correct and complete as of the Closing Date. Moreover, notwithstanding Turbonet's due diligence investigation of LPFC, Turbonet may rely on the representations and warranties contained in this Section 11.

   a. Organization of LPFC. LPFC is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

   b. Authorization of Transaction. LPFC has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

   c. Authorization to Issue Shares of Common Stock. LPFC is duly authorized to issue eighty million U.S. dollars ($80,000,000) worth of shares of common stock to consummate the transaction contemplated hereby.

   d. Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any governing law or other restrictions of any governmental authority to which LPFC is subject, or any provision of its charter or bylaws, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, permit, governmental approval, certificate, instrument, or other arrangement to which it is a party or by which it is bound or to which any of its assets or properties is subject.

   e. Broker's Fees. LPFC has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which LPFC could become liable or obligated.

   f. Disclosure. The representations and warranties contained in this Section 11 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 11 not misleading.

12. Miscellaneous

   a. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

   b. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and assigns. No Party may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other; provided, however, that such consent shall not be unreasonably withheld.

3. Counterparts. This Agreement may be executed by facsimile signature and in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

4. Headings. The section headings contained herein are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

5. Notices. All Notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then five (5) business days after) it is sent by air mail, postage prepaid, and address to the intended recipient as set forth below:

    Lotus Pacific, Inc.
    200 Centennial Avenue
    Suite 201
    Piscataway, NJ 08854


    Turbonet Communications
    5932 Bernardo Center Drive
    San Diego, CA 92127

    Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the addresses set forth above using any other means (including personal delivery, recognized overnight or international courier, messenger service, confirmed telecopy, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient or receipt is confirmed by a third party or by electronic means. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

6. Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, U.S.A., without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other state or jurisdiction) that would cause the application of the laws of any state or jurisdiction other than the State of Delaware.

7. Amendments and Waivers. No amendments of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenants hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder to affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any state or jurisdiction shall not affect the validity or enforceability of the remaining terms and provision hereof or the validity or enforceability of the offending term or provision in any other situation or in any other state or jurisdiction.

9. Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

10. Construction: Official Version. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

11. Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breach of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the U.S.A. or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or equity.


    IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement on the date first above written.



LOTUS PACIFIC, INC.



By:	/s/ James Yao
____________________________
James Yao, Chairman



TURBONET COMMUNICATIONS
Representative of Shareholders



By: /s/ Hsing Chih Tuan
____________________________
Hsing Chih Tuan, President